Exhibit 99.1

NEWS RELEASE

CONTACT:	Gary S. Maier/Crystal Warner
Maier & Company, Inc.
(310) 442-9852

INTERNATIONAL TRADE COMMISSION EXTENDS DEADLINE TO CONSIDER KEYSTONE

AUTOMOTIVE’S MOTION FOR RECONSIDERATION OF EARLIER RULING

POMONA, CA – May 7, 2007 – Keystone Automotive Industries, Inc. (Nasdaq Global: KEYS) today announced that the International Trade Commission has extended the target date to June 6, 2007 from May 4, 2007 for its decision on remedy, bonding and the public interest in the previously disclosed complaint initiated by Ford Global Technologies against Keystone, another distributor and certain manufacturers. The Commission has taken this action to consider a motion for reconsideration of its March 20, 2007 decision not to review the final initial determination by the administrative law judge in such investigation.

Keystone and the other respondents filed the petition for reconsideration with the Commission one day after the United States Supreme Court’s April 30, 2007 decision in KSR International Co. v. Teleflex Inc. Keystone also noted that no assurance can be given that the Commission’s decision to extend the target date infers that it will undertake a review of the merits or that it will result in the Commission reversing or otherwise modifying its March 20 decision.

About Keystone

Keystone Automotive Industries, Inc. distributes its products primarily to collision repair shops through its 136 distribution facilities, of which 22 serve as regional hubs, located in 38 states and Canada. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. Its products are sold to more than 25,000 repair shops throughout the United States and Canada.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting the company will be those anticipated by the company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors, including but not limited to litigation related to the Ford/ITC design patent proceeding; and other potential aggressive actions being taken by certain car manufacturers to negatively impact the aftermarket collision replacement parts industry, including patenting vehicle parts sold by the aftermarket, instituting litigation relating to alleged trademark violations and lobbying state legislature to adopt legislation favoring the OEM’s; the impact on the company as a result of actions which have been, or in the future may be, taken by insurance companies with respect to the use of aftermarket products in the repair of vehicles; the effect of policies adopted by CAPA; and the costs of litigation. Reference is also specifically made to the “Risk Factors” section set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) for the fiscal year ended March 31, 2006 and in Part II, Item 1A of its Form 10-Qs filed with the SEC thereafter, including its Form 10-Q for the quarter ended September 29, 2006, for additional information on the risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

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